December13, 2007

Office of the Chief Accountant

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:           Phoenix International Ventures, Inc.
Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Phoenix International Ventures, Inc.’s Form 8-K dated December 13, 2007 and we agree with the statements therein concerning Stark Winter Schenkein & Co., LLP.  We cannot confirm or deny that Mark Bailey & Co. Ltd. was not consulted prior to their appointment as accountants.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP